Exhibit 99.1

N e w s R e l e a s e QUICKSILVER GAS SERVICES LP 777 West Rosedale Street Fort Worth, TX 76104 www.kgslp.com

Quicksilver Gas Services LP Completes Alliance Midstream Acquisition

FORT WORTH, TEXAS (January 6, 2010) – Quicksilver Gas Services LP (NYSE: KGS) announced that it has completed the purchase of the Alliance midstream gathering and treating assets from Quicksilver Resources Inc. (NYSE:  KWK) for a total preliminary adjusted purchase price of approximately $95 million, which is subject to final adjustment pursuant to the purchase agreement.  The acquired assets consist of gathering systems and related compression facilities with an aggregate current capacity of 115 million cubic feet per day (MMcfd), and a plant with amine treating capacity of 180 MMcfd and dehydration treating capacity of 200 MMcfd to the gathered gas.  The purchase was funded through draws on the company’s senior secured revolving credit facility.

Separately, the underwriters of the company’s recent offering of 4 million common units have exercised their option to purchase an additional 549,200 common units representing limited partner interests.  The sale of the additional units is expected to close on January 7, 2010.  Net proceeds from the sale will be used to repay outstanding borrowings under the company’s credit facility.

The company has $320 million of total commitments on its credit facility.  Following receipt of the net proceeds from the sale of additional units, the company expects to have approximately $210 million drawn on the credit facility.

About Quicksilver Gas Services

Quicksilver Gas Services LP is a midstream master limited partnership engaged in the business of gathering and processing natural gas produced from the Barnett Shale formation in the Fort Worth Basin in north Texas.  Headquartered in Fort Worth, the company’s predecessors began operations in 2004 to provide midstream services primarily to Quicksilver Resources Inc.  For more information about Quicksilver Gas Services, visit www.kgslp.com.

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Forward-Looking Statements
The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual activities could differ materially from those contained in this release because of a variety of factors disclosed in Quicksilver Gas Services’ filings with the Securities and Exchange Commission.  Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Investor and Media Contact:
Rick Buterbaugh
817-665-4835

KGS 10-01

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